Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Aileron Therapeutics, Inc. (the “Company”) on Form S-8 (File No. 333-258717) of our report dated April 15, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Aileron Therapeutics, Inc. as of December 31, 2023 and for the year ended December 31, 2023 appearing in the Annual Report on Form 10-K of Aileron Therapeutics, Inc. for the year ended December 31, 2023.

/s/ Marcum LLP

Marcum LLP

New York, NY

May 1, 2024